Exhibit 99.1

CITI TRENDS ANNOUNCES SECOND QUARTER 2012 RESULTS

Second quarter sales increased 1.6%; comparable store sales decreased 4.0%

Second quarter 2012 loss per share of $0.54 compared with $0.69 loss last year

SAVANNAH, GA (August 15, 2012) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the second quarter of fiscal 2012.

Financial Highlights — Second quarter ended July 28, 2012

Total sales in the second quarter ended July 28, 2012 increased 1.6% to $132.3 million compared with $130.2 million in the second quarter ended July 30, 2011.  Comparable store sales decreased 4.0% in the second quarter.  Net loss was $7.9 million, or $0.54 per diluted share, in the second quarter of 2012, compared with a net loss of $10.0 million, or $0.69 per diluted share, in the second quarter of 2011.  Last year’s second quarter included $1.6 million of non-cash impairment expense related to the property and equipment at 21 underperforming stores, resulting in an adverse impact on loss per diluted share of $0.07.

The Company opened one store in the second quarter of 2012, resulting in a total store count of 512 at the end of the quarter.

Financial Highlights — First half ended July 28, 2012

Total sales in the first half of fiscal 2012 increased 3.3% to $330.0 million compared with $319.4 million in the first half of fiscal 2011.  Comparable store sales decreased 4.6% in the first half of this year.  Net income increased to $2.2 million compared with $2.1 million in last year’s first half.  Earnings per diluted share were $0.15 in the first half of 2012 compared with $0.14 in 2011’s first half.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2906.  A replay of the conference call will be available until August 22, 2012, by dialing (402) 977-9140 and entering the passcode, 21575849.  The live broadcast of Citi Trends’ conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue through August 22, 2012.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operated 512 stores located in 29 states as of the end of the second quarter of 2012.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CITI TRENDS, INC.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	July 28, 2012	July 30, 2011
	(unaudited)	(unaudited)
Net sales	$132,318	$130,233
Cost of sales	87,903	86,781
Gross profit	44,415	43,452
Selling, general and administrative expenses	50,932	50,688
Depreciation and amortization	6,038	6,351
Asset impairment	—	1,609
Loss from operations	(12,555)	(15,196)
Interest income	66	65
Interest expense	(64)	(6)
Loss before income tax benefit	(12,553)	(15,137)
Income tax benefit	(4,628)	(5,106)
Net loss	$(7,925)	$(10,031)

Basic net loss per common share	$(0.54)	$(0.69)
Diluted net loss per common share	$(0.54)	$(0.69)

Weighted average shares used to compute basic net loss per share	14,673	14,596
Weighted average shares used to compute diluted net loss per share	14,673	14,596

	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	July 28, 2012	July 30, 2011
	(unaudited)	(unaudited)
Net sales	$330,012	$319,401
Cost of sales	210,931	200,880
Gross profit	119,081	118,521
Selling, general and administrative expenses	103,601	101,760
Depreciation and amortization	12,183	11,935
Asset impairment	—	1,609
Income from operations	3,297	3,217
Interest income	128	119
Interest expense	(113)	(10)
Income before income tax expense	3,312	3,326
Income tax expense	1,133	1,264
Net income	$2,179	$2,062

Basic net income per common share	$0.15	$0.14
Diluted net income per common share	$0.15	$0.14

Weighted average shares used to compute basic net income per share	14,654	14,575
Weighted average shares used to compute diluted net income per share	14,656	14,585

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS (unaudited)

(in thousands)

	July 28, 2012	July 30, 2011
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$51,730	$49,496
Short-term investment securities	3,311	—
Inventory	133,773	122,313
Prepaid and other current assets	22,430	17,846
Assets held for sale	1,415	1,415
Property and equipment, net	80,990	94,132
Long-term investment securities	16,397	19,968
Other noncurrent assets	2,688	4,671
Total assets	$312,734	$309,841

Liabilities and Stockholders’ Equity:
Accounts payable	$71,959	$61,555
Accrued liabilities	27,943	27,179
Other current liabilities	1,995	1,669
Noncurrent liabilities	11,815	10,750
Total liabilities	113,712	101,153

Total stockholders’ equity	199,022	208,688
Total liabilities and stockholders’ equity	$312,734	$309,841